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                                                                   EXHIBIT 99.01


    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

                       CERTAIN CAUTIONARY STATEMENTS AND
                                  RISK FACTORS


CSG Systems International, Inc. and its subsidiaries (collectively, the Company) or their representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in its various SEC filings or orally in conferences or teleconferences. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

Accordingly, the forward-looking statements are qualified in their entirety by reference to and are accompanied by the following meaningful cautionary statements identifying certain important factors that could cause actual results to differ materially from those in such forward-looking statements.

This list of factors is likely not exhaustive. The Company operates in a rapidly changing and evolving business involving the converging communications markets, and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

Accordingly, there can be no assurance that forward-looking statements will be accurate indicators of future actual results, and it is likely that actual results will differ from results projected in forward-looking statements and that such differences may be material.

The Company has recorded net losses since inception (October 17, 1994) through December 31, 1996. These net losses have resulted from several factors, including amortization of intangible assets (acquired software, client contracts and related intangibles, and noncompete agreements and goodwill), interest expense, stock-based employee compensation expense, and loss from discontinued operations. Certain of these factors will continue to affect the Company's results of operations in the future. While the Company has reported net income for the last five quarters ended September 30, 1997, there can be no assurance that the Company will sustain profitability in the future.

CCS and related services are expected to provide the substantial majority of the Company's revenues in the foreseeable future. The market for customer management systems is characterized by rapid changes in technology and is highly competitive with respect to the need for timely product innovations and new product introductions. The Company believes that its future success depends upon continued market acceptance of its current products, including CCS and related services, and its ability to enhance its current products and develop new products that address the increasingly complex and evolving needs of its clients. In particular, the Company believes that it must respond quickly to clients' needs for additional functionality and distributed architecture for data processing. Development projects can be lengthy and are subject to changing requirements, programming difficulties, a shortage of qualified personnel, and unforeseen factors which can result in delays. There can be no assurance of continued market acceptance of the Company's current products or that the Company will be successful in the timely development of product enhancements or new products that respond to technological advances or changing client needs.
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As previously reported, the Company continues to work with its CSG Phoenix clients to test, identify and resolve incident reports and configuration issues. The Company continues to examine the size and magnitude of these issues, and will have an estimated date for when CSG Phoenix will go into production when that analysis is completed. The Company is in the process of working with its Phoenix clients to coordinate the next steps for both the testing of the product, as well as rescheduling the new, estimated production date. The Company is using technologies and development tools that are new to the Company in CSG Phoenix. In addition, CSG Phoenix will contain functionality that is new to the Company and may be offered in a variety of configurations in addition to the Company's existing service bureau operations. The actual timing of delivery and implementation is subject to delay due to the variety of factors inherent in the development and initial implementation of a new, large and complex software system. Implementation is also subject to factors relating to the integration of the new system with the client's existing systems. Sales and support of CSG Phoenix will require the Company to develop new capabilities. The failure of the Company to deliver and support the CSG Phoenix product successfully and on time could have a material adverse effect on the financial condition and results of operations of the Company.

The Company is evaluating its investment in its various technology assets, including CCS/TM/, CSG Phoenix, SUMMITrak, and Bytel's SMS systems, to determine which platform, or combination of platforms, is best equipped to support new products and entrance into new markets. There can be no assurance that the platform or combination of platforms selected by the Company will be accepted by the Company's existing or potential new clients.

Revenues from Time Warner Cable and its affiliated companies (Time Warner) and revenues from Tele-Communications, Inc. (TCI) each represent a substantial percentage of the Company's total revenues. On August 10, 1997, the Company signed a 15-year exclusive contract with a TCI affiliate to consolidate 13 million TCI subscribers onto the Company's customer care and billing systems (the 15-Year Contract). On August 10, 1997, the Company also entered into an agreement with TCI affiliates to acquire certain SUMMITrak assets, a client/server, open systems, in-house customer care and billing system developed by TCI. Both the SUMMITrak asset purchase agreement and the 15-Year Contract closed and became effective September 19, 1997. Currently, the Company has approximately 4 million of TCI's subscribers on its systems. Under the 15-Year Contract, the Company and TCI plan to consolidate the additional 9 million subscribers under an agreed upon conversion schedule. Converting multiple sites under an aggressive time schedule poses certain risks. Factors affecting the conversion schedule include the frequency and severity of database discrepancies, installation of compatible hardware, network and software products, as well as the availability and cooperation of qualified personnel from all the parties involved in the conversion. TCI's minimum financial commitments under the 15-Year Contract are subject to certain performance criteria by the Company. Loss of all or a significant part of the business of either Time Warner or TCI would have a material adverse effect on the financial condition and results of operations of the Company.

The Company's quarterly revenues and operating results may fluctuate depending on various factors, including the timing of executed contracts and the delivery of contracted services or products, the timing of conversions to the Company's systems by new and existing clients, the cancellation of the Company's services and products by existing or new clients and related conversions to other systems, the hiring of additional staff, new product development and other expenses, and changes in sales commission policies. No assurance can be given that operating results will not vary due to these factors. Fluctuations in quarterly operating results may result in volatility in the market price of the Company's Common Stock.

The Company's business is concentrated in the cable television industry, making the Company susceptible to a downturn in that industry. A decrease in the number of customers served by the Company's clients would result in lower
revenues for the Company.   In addition, cable television providers are
consolidating, decreasing the potential number of buyers for the Company's products and services. Furthermore, there can be no assurance that cable television providers will be successful in expanding into other segments of the converging communications markets. There can be no assurance that new entrants into the cable television market will become clients of the Company. Any adverse development in the cable television industry could have a material adverse effect on the financial condition and results of operations of the Company.

The Company's growth strategy is based in large part on the continuing convergence and growth of the cable television, Direct Broadcast Satellite
(DBS), telecommunications, and on-line services markets. If these markets fail to converge, grow more slowly than anticipated, or if providers in the converging markets do not accept the Company's products and services, there could be a material adverse effect on the financial condition and results of operations of the Company.
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The market for the Company's products and services is highly competitive.  The
Company directly competes with both independent providers of products and services and in-house systems developed by existing and potential clients. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company, and many already have significant international operations. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors.

The Company is expanding into new products, services, and markets, which is placing demands on its managerial and operational resources. The inability to manage growth could have a material adverse effect on the financial condition and results of operations of the Company.

Substantially all of the Company's revenues are derived from the sale of
services or products under contracts with its clients.   The Company does not
have the option to extend unilaterally the contracts upon expiration of their
terms.   The Company's contracts typically do not require clients to make any minimum purchases, and contracts are cancelable by clients under certain conditions. The failure of clients to renew or to fully use any contracts, or the cancellation of contracts, could have a material adverse effect on the Company's financial condition and results of operations.

The Company's future success depends in large part on the continued service of its key management, sales, product development, and operational personnel. The Company is particularly dependent on its executive officers. Only one of those executive officers is party to an employment agreement with the Company, and that agreement is terminable upon 30 days' notice. The Company believes that its future success also depends on its ability to attract and retain highly skilled technical, managerial, and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company may not be successful in attracting and retaining the personnel it requires, which could have a material adverse effect on the financial condition and results of operations of the Company.

The Company relies on a combination of trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary rights in its products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

The Company's business strategy includes a commitment to the marketing of its products and services internationally, and the Company has begun to acquire and establish operations outside of the U.S. The Company is subject to certain inherent risks associated with operating internationally. Risks include product development to meet local requirements, difficulties in staffing and management, reliance on independent distributors or strategic alliance partners, fluctuations in foreign currency exchange rates, compliance with foreign regulatory requirements, variability of foreign economic conditions, changing restrictions imposed by U.S. export laws, and competition from U.S.-based companies which have firmly established significant international operations. There can be no assurance that the Company will be able to manage successfully the risks related to selling its products and services in international markets. The inability to manage these risks successfully would have a material adverse effect on the financial condition and results of operations of the Company.